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                                                                    EXHIBIT 99.1


                            AMEDISYS ANNOUNCES CHANGE
                            TO REPORTED TAX PROVISION


BATON ROUGE, Louisiana (August 6, 2002) - Amedisys, Inc. (NasdaqSC: "AMED", "the Company"), one of America's leading home health nursing companies, today announced that it has, after consultation with its newly-appointed independent auditors, changed the previously recorded income tax expense for the quarter ended March 31, 2002.

Management has determined, after reviewing the Company's first quarter operating results and projections for fiscal year 2002, that it is appropriate to record, in the quarter ended March 31, 2002, the full benefit of the elimination of the valuation allowance and to record income tax expense at the expected annual rate of approximately 38% for each of the quarters of fiscal year 2002.

The impact of this change was to replace a previously reported income tax expense of $498,000 for the quarter ended March 31, 2002 with an income tax benefit of $1,438,000. This increased the previously reported net income for the first quarter of 2002 from $2,066,000 to $4,002,000, resulting in a change to reported diluted earnings per share from $0.25 to $0.48.

Although this change will affect the income tax expense recorded on a quarterly basis, the Company continues to anticipate an overall annual effective tax rate of approximately 20% for the 2002 fiscal year as previously communicated.

The Company announced the appointment of KPMG LLP as independent auditors, replacing Arthur Andersen LLP, on May 24, 2002. As previously reported, the Company filed its first quarter 2002 Form 10-Q without review by an independent accountant.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $110 million in revenue in 2001. Its common stock trades on The Nasdaq SmallCap Market under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


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        Additional information can be found on the Company's Web site at:

                             http://www.amedisys.com

                    For further information, please contact:

             Greg Browne, Chief Financial Officer at (225) 292-2031
                                       or
            RJ Falkner & Company, Inc., Investor Relations Counsel at
               (800) 377-9893 or via e-mail at info@rjfalkner.com